Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), by and between Optex Systems Holdings, Inc., a Delaware corporation (the “Company”), and Chad George, an individual (“Executive”), is dated as of August 11, 2025 (the “Effective Date”).

RECITALS

WHEREAS, the Company desires to retain Executive as its President with this Agreement; and

WHEREAS, in connection therewith, the Company and Executive desire to enter into this Agreement.

PART ONE – DEFINITIONS

Definitions. For purposes of this Agreement, the following definitions will be in effect:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the person or entity specified, where control may be by management authority, contract or equity interest.

“Board” means the Board of Directors of the Company or the Compensation Committee thereof (or any other committee subsequently granted authority by the Board), subject to Section 17 below.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations and administrative guidance promulgated thereunder.

“Company” means, unless the context otherwise requires, Optex Systems Holdings, Inc., a Delaware corporation, and all of its subsidiaries.

“Compensation Committee” means the Compensation Committee of the Board.

“Good Reason” means Executive terminates employment after (i) the Company has breached any of its material obligations hereunder and fails to cure such breach within 30 business days following receipt of written notice of such breach from Executive by Company, (ii) the Company requires the Executive, without his consent, to be based in any office or location more than 100 miles from the Company’s current location, or (iii) there is a merger or consolidation that results in more than 66% of the combined voting power of the then outstanding voting securities of the Company or its successor changing ownership or a sale of all or substantially all of the Company’s assets, and the obligations under this Agreement are not assumed by the surviving entity.

“Termination for Cause” means termination because of Executive’s (i) conviction of, guilty plea to or confession of guilt of a felony, (ii) commission of fraudulent, illegal or dishonest acts, (iii) willful misconduct or gross negligence which reasonably could be expected to be materially injurious to the business, operations or reputation of the Company (monetarily or otherwise), either individually or in the aggregate, (iv) after a written warning and a reasonable opportunity to cure non-performance, failure to perform Executive’s material duties as assigned to Executive pursuant to the terms of this Agreement from time to time or failure to cure any other material breach of this Agreement, (v) any violation of any securities laws or regulations or laws or regulations of similar import with regard to the disclosure of information to the Company or discharge of duties with respect to the Company, or (vi) material breach of the Executive’s obligations hereunder.

PART TWO - TERMS AND CONDITIONS OF EMPLOYMENT

The following terms and conditions will govern Executive’s employment with the Company throughout the Term and will also, to the extent expressly indicated below, remain in effect following Executive’s cessation of employment with the Company.

1. Employment and Duties. During the Term, Executive will serve as the President of Company and will report to the Chief Executive Officer (“CEO”). Executive will have such duties and responsibilities as are commensurate with such position and such other duties and responsibilities commensurate with such position (including with the Company’s subsidiaries) as are from time to time assigned to Executive by the CEO. During the Term, Executive will devote his full business time, energy and skill to the performance of his duties and responsibilities hereunder, provided the foregoing will not prevent Executive from (a) serving as a non-executive director on the board of directors of non-profit organizations and other companies, (b) participating in charitable, civic, educational, professional, community or industry affairs, (c) managing his and his family’s personal investments, including in an advisory capacity related to current or potential investments or (d) such other activities approved by the Board from time to time; provided, that such activities individually or in the aggregate do not interfere or conflict with Executive’s duties and responsibilities hereunder, violate applicable law, or create a potential business or fiduciary conflict.

2. Reserved.

3. Term. The term of this Agreement shall run from the Effective Date through July 1, 2028 (such period, the “Initial Term”), and may be terminated earlier as contemplated by Section 9.A. After the Initial Term, the term of this Agreement shall be automatically extended for successive and additional 12-month periods (each, an “Additional Term”), unless the Company shall provide a written notice of termination at least ninety (90) days, or the Executive shall provide a written notice of termination at least ninety (90) days, prior to the end of the Initial Term or any Additional Term, as applicable. Termination of this Agreement due to the Company or the Executive providing such written notice shall not constitute a Termination for Cause or a resignation by Executive for Good Reason. The Initial Term and any Additional Term(s) are herein referred to as the “Term.”

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4. Compensation; Additional Incentives.

A. Base Salary. Executive’s base salary (the “Base Salary”) will be paid at the annualized rate of $300,000 during the Term. The Base Salary will be paid at periodic intervals in accordance with the Company’s normal payroll practices for salaried employees. The Base Salary will be increased at 3.5% annually in accordance with the then-current Company policy.

B. Performance Bonus Opportunities. Executive will be eligible for a performance bonus (the “Performance Bonus”), which is based upon a one-year operating plan adopted by the Board. The bonus will be based on financial and/or operating metrics decided annually by the Board (so long as the Executive, to the extent he then serves on the Board, is not present at voting or deliberations on any such metrics) or the Compensation Committee and tied to such one-year plan. The target bonus will equate to 30% of the Base Salary. The Board will have discretion to alter the Performance Bonus upward or downward by 20% based on its good faith discretion.

C. The Company may deduct and withhold, from the compensation payable and benefits provided to Executive hereunder, any and all applicable federal, state, local and other taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

D. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act, Rule 10D-1 thereunder and any implementing rules and regulations thereunder adopted by any national securities exchange (if any) on which the Company’s common stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy, and the Board or the Compensation Committee retains complete discretion on awarding a Performance Bonus.

5. Other Benefits.

A. Executive will be entitled to reimbursement from the Company for customary, ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder, provided that Executive’s entitlement to such reimbursements shall be conditioned upon Executive’s provision to the Company of vouchers, receipts and other substantiation of such expenses in accordance with Company policies and practices.

B. Company will pay for dues and fees required for any professional licenses maintained by Executive, membership in professional or industry associations, continuing education requirements associated with any professional license and conferences and seminars commonly attended by executives in similar companies.

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C. During the Term, Executive will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including profit sharing plans, cafeteria benefit programs and stock purchase and option plans, which are made available to executives of the Company and for which Executive qualifies under the terms of such plan or plans.

D. Executive shall be entitled to 200 hours paid vacation each year and paid time off (PTO) in accordance with the Company’s policies and practices as in effect from time to time.

6. Confidential Information and Non-Solicitation of Employees. The Executive understands and acknowledges that the Executive will have access to and learn about confidential information, and agrees to comply with the terms and conditions of the Non-Disclosure Agreement between the Executive and the Company, as it may be amended from time to time in accordance with its terms, which also contains non-solicitation provisions (the “NDA”).

7. Executive Covenants.

A. Acknowledgement. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company. The Executive understands and acknowledges that the intellectual services the Executive provides to the Company are unique, special, or extraordinary. The Executive further understands and acknowledges that the Company ‘s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

B. Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Term and for 5 years, to run consecutively, beginning on the last day of the Executive’s employment with the Company, regardless of the reason for the termination and whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants not to engage in Prohibited Activity.

For purposes of this Section 7, “Prohibited Activity” is activity in which the Executive contributes the Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in the business of Optical Assemblies or Laser Filters. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information.

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Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

This Section 7 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the CEO.

C. Non-Solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, the Executive will have access to and learn about much or all of the Company’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, decisionmakers, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales.

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

The Executive agrees and covenants, during the 5 years, to run consecutively, beginning on the last day of the Executive’s employment with the Company, not to directly or indirectly solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax, instant message, or social media), attempt to contact, or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

This restriction shall only apply to:

a. Customers or prospective customers the Executive contacted in any way during the Term;

b. Customers about whom the Executive has trade secret or confidential information;

c. Customers who became customers during the Executive’s employment with the Company; and

d. Customers about whom the Executive has information that is not available publicly.

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D. Transition and Other Assistance. During the 30 days following the end of the Term, Executive will take all actions the Company may reasonably request to maintain the Company’s business, goodwill and business relationships and to assist with transition matters, all at Company expense. In addition, upon the receipt of notice from the Company (including outside counsel), during the Term and thereafter, Executive will respond and provide information with regard to matters in which he has knowledge as a result of his employment with the Company, and will provide assistance to the Company and its representatives in the defense or prosecution of any claims that may be made by or against the Company, to the extent that such claims may relate to the period of Executive’s employment with the Company, all at Company expense. During the Term and thereafter, Executive shall promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company. During the Term and thereafter, Executive shall also promptly inform the Company (to the extent he is legally permitted to do so) if he is asked to assist in any investigation of the Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and will not do so unless legally required. The Company will pay Executive at a rate of $250 per hour, plus reasonable expenses, in connection with any actions requested by the Company under this paragraph following any termination of Executive’s employment, with such amounts being paid to Executive at periodic intervals in accordance with the Company’s normal payroll practices for salaried employees. Executive’s obligations under this paragraph shall be subject to the Company’s reasonable cooperation in scheduling in light of Executive’s other obligations.

E. Survival of Provisions. The obligations contained in this Section 7 will survive the termination of Executive’s employment with the Company and will be fully enforceable thereafter.

8. Non-Disparagement. The Executive agrees and covenants that the Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the CEO.

9. Termination of Employment.

A. General. Subject to Section 9.D., Executive’s employment with the Company is “at-will” and may be terminated at any time by either Executive or the Company for any reason (or no reason) in accordance with this Agreement, which will also result in the Term ending, by the party seeking to terminate Executive’s employment providing 30-days written notice of such termination to the other party.

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B. Death and Permanent Disability. Upon termination of Executive’s employment with the Company due to death or permanent disability during the Term, the employment relationship created pursuant to this Agreement will immediately terminate, the Term will end and amounts will only be payable under this Agreement as specified in this Section 9.B. Should Executive’s employment with the Company terminate by reason of Executive’s death or permanent disability during the Term, Executive, or Executive’s estate, shall be entitled to receive:

a. the unpaid Base Salary earned by Executive pursuant to Section 4.A for services rendered through the date of Executive’s death or permanent disability, as applicable, payable in accordance with the Company’s normal payroll practices for terminated salaried employees;

b. reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 5, payable in accordance with the Company’s normal reimbursement practices;

c. the right to continue health care benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, COBRA or Executive subsidized, to the extent required and available by law and subject to the Company continuing to maintain a group health plan;

d. the limited death, disability, and/or income continuation benefits provided under Section 5.C, if any, will be payable in accordance with the terms of the plans pursuant to which such limited death or disability benefits are provided.

Compensation and benefits provided pursuant to Section 9.B.a. through d. are collectively referred to as the “Accrued Obligations.”

If Executive’s death occurs before payment of any earned Performance Bonus, the applicable payments will be made to the Executive’s estate. For purposes of this Agreement, Executive will be deemed “permanently disabled” if Executive is so characterized pursuant to the terms of the Company’s disability policies or programs applicable to Executive from time to time, or if no such policy or program is applicable, if the Compensation Committee determines, in its sole discretion, that Executive is unable to perform the essential functions of Executive’s duties for physical or mental reasons for ninety (90) days in any twelve-month period.

C. Termination for Cause; Resignation without Good Reason. The Company may at any time during the Term, upon written notice summarizing with reasonable specificity the basis for the Termination for Cause, terminate Executive’s employment hereunder for any act qualifying as a Termination for Cause. Such termination will be effective immediately upon such notice. Upon any Termination for Cause (or employee’s resignation other than for Good Reason), Executive shall be solely entitled to receive:

a. the unpaid Base Salary and Bonuses earned by Executive pursuant to Section 4 for services rendered through the date of termination, payable in accordance with the Company’s normal payroll practices for terminated salaried employees;

b. reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 5, payable in accordance with the Company’s normal reimbursement practices; and

c. the right to continue health care benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, COBRA or Executive subsidized, to the extent required and available by law and subject to the Company continuing to maintain a group health plan.

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D. Involuntary Termination Without Cause by the Company; Resignation by Executive for Good Reason. The Company shall be entitled to terminate Executive with no notice, other than a Termination for Cause, and Executive shall be entitled to resign with or without Good Reason, with 90 days’ prior notice, in each case at any time; provided, however, that if Executive (1) is terminated by the Company other than in circumstances constituting a Termination for Cause, or (2) resigns for Good Reason, then Executive shall be solely entitled to receive:

a. The Accrued Obligations through the date of termination, payable in accordance with the Company’s payroll practices for terminated salaried employees;

b. Six months of Base Salary, payable in accordance with the Company’s payroll practices for terminated salaried employees until this sum is satisfied;

For purposes of clarity, a termination of Executive’s employment due to Executive’s death or to Executive’s permanent disability shall not be considered either a termination by the Company without cause or a resignation by Executive for Good Reason, and such termination shall not entitle Executive (or his heirs or representatives) to any compensation or benefits pursuant to this Section 9.D.

E. Termination by Non-Renewal. In the event the Company provides notice of termination pursuant to Section 3 hereof, Executive shall be entitled to receive:

a. The Accrued Obligations through the date of termination, payable in accordance with the Company’s normal payroll practices for terminated salaried employees.

F. Release. Notwithstanding anything contained herein, Executive’s right to receive (or retain) the payments and benefits set forth in Section 9.D. or 9.E., as applicable, other than the Accrued Obligations through the date of termination, is conditioned on and subject to Executive’s execution within twenty-one (21) days (or, to the extent required by applicable law, forty-five (45) days) following the termination date and non-revocation within seven (7) days thereafter of a general release of claims in a form provided by the Company.

G. Non-Disparagement. Executive will not disparage the Company or any of its directors, officers, agents or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Company or any of its directors, officers, agents or employees.

10. Section 409A of the Code.

A. General. This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that, to the extent applicable, amounts earned and payable pursuant to this Agreement shall constitute short-term deferrals exempt from the application of Section 409A of the Code and, if not exempt, that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Section 409A of the Code.

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B. Separation from Service. References in this Agreement to “termination” of Executive’s employment, “resignation” by Executive from employment and similar terms shall, with respect to such events that will result in payments of compensation or benefits, mean for such purposes a “separation from service” as defined under Section 409A of the Code.

C. Specified Executive. In the event any one or more amounts payable under this Agreement constitute a “deferral of compensation” and become payable on account of the “separation from service” (as determined pursuant to Section 409A of the Code) of Executive and if as such date Executive is a “specified employee” (as determined pursuant to Section 409A of the Code), such amounts shall not be paid to Executive before the earlier of (i) the first day of the seventh calendar month beginning after the date of Executive’s “separation from service” or (ii) the date of Executive’s death following such “separation from service.” Where there is more than one such amount, each shall be considered a separate payment and all such amounts that would otherwise be payable prior to the date specified in the preceding sentence shall be accumulated (without interest) and paid together on the date specified in the preceding sentence.

D. Separate Payments. For purposes of Section 409A of the Code, each payment or amount due under this Agreement shall be considered a separate payment, and Executive’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments.

E. Reimbursements. Any reimbursement to which Executive is entitled pursuant to this Agreement that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect Executive’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit; and (iv) the right to reimbursement of expenses incurred kind shall terminate one year after the end of the Term.

11. Section 280G of the Code. Notwithstanding anything to the contrary contained herein (or any other agreement entered into by and between Executive and the Company or any incentive arrangement or plan offered by the Company), in the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid to Executive by the Company (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject Executive to an excise tax under Section 4999 of the Code (an “Excise Tax”), the provisions of this Section 11 shall apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount which can be paid to Executive without Executive incurring an Excise Tax, then the amounts payable to Executive under this Agreement (or any other agreement by and between Executive and the Company or pursuant to any incentive arrangement or plan offered by the Company) shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without Executive becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event Executive receives reduced payments and benefits as a result of application of this Section 11, Executive shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between the Company and Executive or any incentive arrangement or plan offered by the Company) shall be received in connection with the application of the Payment Cap, subject to the following sentence. Reduction shall first be made from payments and benefits which are determined not to be nonqualified deferred compensation for purposes of Section 409A of the Code, and then shall be made (to the extent necessary) out of payments and benefits that are subject to Section 409A of the Code and that are due at the latest future date.

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12. No Guarantee of Tax Consequences. The Board, the Compensation Committee, the Company and its Affiliates, officers and employees make no commitment or guarantee to Executive that any federal, state, local or other tax treatment will apply or be available to Executive or any other person eligible for compensation or benefits under this Agreement and assume no liability whatsoever for the tax consequences to Executive or to any other person eligible for compensation or benefits under this Agreement.

13. Proprietary Rights.

A. Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the Term and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to U.S. and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

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B. Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

C. Further Assurances; Power of Attorney. During and after the Term, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in the Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

D. No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to the Executive by the Company.

14. Security.

A. Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company Group facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event the Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

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B. Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company Group property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, email messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives, and data and all Company Group documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company Group or any of its business associates or created by the Executive in connection with the Executive’s employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company Group devices, networks, storage locations, and media in the Executive’s possession or control.

15. Controlling Law, Jurisdiction and Venue. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement will be governed by and construed in accordance with the laws of the State of Texas, notwithstanding any Texas or other conflict-of-interest provisions to the contrary. Executive agrees that any and all claims arising between the parties out of this agreement shall be controlled by the laws of the State of Texas, as follows: any dispute, controversy arising out of, connected to, or relating to any matters herein of the transactions between Company and Executive, or this Agreement, which cannot be resolved by negotiation (including, without limitation, any dispute over the arbitrability of an issue), will be settled by binding arbitration in accordance with the J.A.M.S/ENDISPUTE Arbitration Rules and Procedures, as amended by this Agreement. Arbitration proceedings will be held in Dallas, Texas. Company and Executive agree that the prevailing party will be entitled to receive reasonable attorney fees. The parties agree that this provision and the Arbitrator’s authority to grant relief are subject to the United States Arbitration Act, 9 U.S.C. 1- 16 et seq. (“USAA”) and the provisions of this Agreement. The parties agree that the arbitrator have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event does the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings will be governed by the USAA. Company and Executive irrevocably consent to the jurisdiction and venue of such arbitration and such courts.

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16. Entire Agreement; Severability. This Agreement and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supersede in their entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The provisions of this Agreement shall be deemed severable and, if any provision is found to be illegal, invalid or unenforceable for any reason, (a) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (b) the illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of the other provisions hereof.

17. Amendment; Committee Authority. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto. All determinations and other actions required or permitted hereunder to be made by or on behalf of the Company or the Board may be made by either the Board (with Executive, to the extent he then serves on the Board, excluded from any voting or deliberations) or the Compensation Committee (or any other committee subsequently granted authority by the Board); provided that the actions of the Compensation Committee (or any other committee subsequently granted authority by the Board) shall be subject to the authority then vested in such committee by the Board, it being understood and agreed that as of the date of this Agreement the Compensation Committee has full authority, concurrent with the Board (so long as the Executive, to the extent he then serves on the Board, is not present at voting or deliberations on his compensation), to administer this Agreement; and provided, further, that a decision or action by the Compensation Committee (or any other committee subsequently granted authority by the Board) hereunder shall be subject to review or modification by the Board if the Board so chooses, so long as the Executive, to the extent he then serves on the Board, is not present at voting or deliberations on his compensation.

18. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

19. No Violation. Executive represents and warrants that the execution and delivery of this Agreement and the performance of Executive’s services contemplated hereby will not violate or result in a breach by Executive of, or constitute a default under, or conflict with: (i) any provision or restriction of any employment, consulting, or other similar agreement; (ii) any agreement by Executive with any third party not to compete with, solicit from, or otherwise disparage such third party; (iii) any provision or restriction of any agreement, contract, or instrument to which Executive is a party or by which Executive is bound; or (iv) any order, judgment, award, decree, law, rule, ordinance, or regulation or any other restriction of any kind or character to which Executive is subject or by which Executive is bound.

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20. Assignment. Notwithstanding anything else herein, this Agreement is personal to Executive and neither this Agreement nor any rights hereunder may be assigned by Executive. The Company may assign this Agreement to an affiliate or to any acquirer of all or substantially all of the business and/or assets of the Company, in which case the term “Company” will mean such affiliate or acquirer. This Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

21. Counterparts, Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. To the maximum extent permitted by applicable law, this Agreement may be executed via facsimile.

22. Notices. Any notice required to be given under this Agreement shall be deemed sufficient, if in writing, and sent by certified mail, return receipt requested, via overnight courier, by or hand delivered to the Company at its corporate address, Attn: Chairman of the Compensation Committee and Chief Financial Officer, and to Executive at the most recent address reflected in the Company’s employment records or e-mail.

23. Remedies. In the event of a breach or threatened breach by the Executive of Section 6, Section 7, or Section 8 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

24. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

Optex Systems Holdings, Inc., a Delaware corporation

By:	/s/ Danny Schoening
Name:	Danny Schoening
Title:	Chief Executive Officer

Date:	7/3/25

EXECUTIVE

By:	/s/ Chad George
Chad George, an individual

Date:	6/30/25

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